UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
______________________
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Paramount Global
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Paramount Global
Supplement to the Notice of 2024 Annual Meeting of Stockholders and Proxy Statement
This proxy statement supplement (this “Supplement”), dated May 17, 2024, updates and amends the definitive proxy statement (the “Proxy Statement”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”) filed with the Securities and Exchange Commission on April 22, 2024 regarding our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held by live webcast at 9:00 a.m., Eastern Daylight Time, on Tuesday, June 4, 2024 at www.virtualshareholdermeeting.com/PARA2024.
Holders of Paramount Class A Common Stock and Paramount Class B Common Stock may access the meeting by entering the 16-digit control number found on their Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card, and members of the general public may access the meeting by joining as a “guest” and following the instructions provided on the website. Access to the website will begin at 8:45 a.m., Eastern Daylight Time, on June 4th, and we encourage stockholders and other attendees to access the Annual Meeting website prior to the meeting start time.
This Supplement includes information relating to the departure of Mr. Robert M. Bakish from the Company and his resignation from the Company’s Board of Directors (the “Board”) on April 30, 2024, as well as the corresponding withdrawal of Mr. Bakish as a director nominee and the reduction of the slate of director nominees for election at the Annual Meeting from seven director nominees to six director nominees. Other than the withdrawal of Mr. Bakish and the reduction in the slate of director nominees, the matters to be considered by stockholders at the Annual Meeting remain unchanged from the Proxy Statement as initially filed.
This Supplement contains important information and should be read and considered in conjunction with the Proxy Statement as you cast your vote by proxy or during the Annual Meeting. From and after the date of this Supplement, all references to the “Proxy Statement” (including in this Supplement) are to the Proxy Statement as amended by this Supplement.
This Supplement, the Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the year ended December 31, 2023, with financial statements and schedules thereto, are available at www.proxyvote.com.

Item 1 — Election of Directors
The following information supplements and updates the “Item 1 – Election of Directors” section of the Proxy Statement.
WITHDRAWAL OF NOMINEE FOR ELECTION TO OUR BOARD OF DIRECTORS
As noted in the Current Report on Form 8-K filed by the Company on May 3, 2024 (the “Transition Form 8-K”), on April 29, 2024, subsequent to the filing of the Proxy Statement, Mr. Bakish stepped down as the Company’s President and Chief Executive Officer and resigned from the Board, effective as of the end of the day on April 30, 2024.
Among other items in the Proxy Statement, we asked our stockholders to vote on the election of seven director nominees to our Board, which included Mr. Bakish. In connection with his resignation from the Board, Mr. Bakish name has been withdrawn as a director nominee for re-election to the Board at the Annual Meeting, and any votes cast with respect to the election of Mr. Bakish will not be counted for any purpose. The Board has not nominated a substitute director for election at the Annual Meeting, and, accordingly, six director nominees will be considered for election at the Annual Meeting.
The Board continues to recommend a vote “FOR” each of the remaining six director nominees: Barbara M. Byrne, Linda M. Griego, Judith A. McHale, Charles E. Phillips, Jr., Shari E. Redstone and Susan Schuman, all of whom are current members of our Board and were elected at our 2023 Annual Meeting of Stockholders.
In connection with Mr. Bakish’s departure, the Board established an Office of the Chief Executive Officer, consisting of the following three senior executives of the Company: George Cheeks, President and Chief Executive Officer of CBS; Chris McCarthy, President and Chief Executive Officer, Showtime/MTV Entertainment Studios and Paramount Media Networks; and Brian Robbins, President and Chief Executive Officer of Paramount Pictures and Nickelodeon. For more information on each of Messrs. Cheeks, McCarthy and Robbins, please see the Transition Form 8-K.

Voting and Solicitation of Proxies
The following information supplements and updates the “Voting and Solicitation of Proxies” section of the Proxy Statement.
SUBMISSION OF PROXIES
The proxy card or voting instruction form initially distributed with the Proxy Statement remains valid. Mr. Bakish’s name will be replaced on the ballot with “Nominee no longer standing for election” or similar language, and votes cast for Mr. Bakish’s election to the Board will be disregarded.
Due to Mr. Bakish’s departure, he will no longer serve as a proxy holder at the Annual Meeting. Christa A. D’Alimonte, our Executive Vice President, General Counsel and Secretary (the “Proxy Holder”), was also designated by our Board to vote the shares represented by proxy at the Annual Meeting, with the power to appoint her substitute. As set forth in the Proxy Statement, Ms. D’Alimonte will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, in accordance with the recommendations of the Board as described in the Proxy Statement. If any other matter properly comes before the Annual Meeting, the Proxy Holder will vote on that matter in her discretion.
If you have already voted, you are not required to take any action, unless you would like to change your vote. Your previously submitted proxy will be voted at the Annual Meeting in the same manner as you instructed previously, except that any votes for the re-election of Mr. Bakish to our Board will be disregarded. If you have already voted and submit a new proxy, your new proxy will supersede the one you previously submitted. The instructions for submission of a new proxy and the other voting instructions provided in the “Voting and Solicitation of Proxies” section of the Proxy Statement remain unchanged.